Exhibit 99.1

BioLife Solutions Announces Second Quarter 2017 Financial Results

29% Year Over Year Revenue Growth

Conference Call and Webcast Today at 4:30 PM Eastern Time

BOTHELL, WA— August 10, 2017 — BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media (“BioLife” or the “Company”), today reported operational highlights and financial results for the three and six months ended June 30, 2017.

Revenue from biopreservation media product sales reached a new high of $2.6 million in the second quarter of 2017, an increase of 29% over the same period in 2016. This was the eighth consecutive quarter of record revenue. Revenue for the six months ended June 30, 2017 was $4.9 million, or 28% above 2016. Revenue growth for both periods was driven by sales of CryoStor® and HypoThermosol® clinical grade biopreservation media products to the regenerative medicine segment and BioLife’s worldwide distributor network.

Mike Rice, BioLife President & CEO, commented, “In the second quarter of 2017, we continued to execute our growth plans as evidenced by our record revenue and operating expense discipline. We are on track for a very successful 2017, as we anticipate continued increased demand from the regenerative medicine segment, customer regulatory approvals and new customers in early phases of cell therapy development.”

Q2 2017 Operational Highlights

•	8th consecutive quarter of record biopreservation media revenue highlighted by the 3rd consecutive quarter with at least $1 million in revenue from the regenerative medicine segment.

•	28 new direct customers were gained, including initial orders from 11 regenerative medicine companies.

•	Executed a long-term supply agreement with Adaptimmune for CryoStor use in the SPEAR T Cell Platform.

Q2 and YTD 2017 Financial Highlights

•	Gross margin was 63% for the second quarter of 2017 compared to 56% in the second quarter of 2016. For the six months ended June 30, 2017, gross margin was 62% compared to 57% for the same period last year.

•	Operating expenses for the second quarter of 2017 totaled $1.9 million, a reduction of 28% compared to $2.7 million in the second quarter of 2016. For the six months ended June 30, 2017, operating expenses were $3.8 million, a reduction of 27% compared to $5.3 million for the same period last year.

•	Operating loss for the second quarter of 2017 was $341,000, compared to $1.6 million in the second quarter of 2016. For the six months ended June 30, 2017, the operating loss was $805,000, compared to $3.1 million for the same period last year.

•	Net loss attributable to BioLife for the second quarter of 2017 was $768,000, or $0.06 per share, compared to a net loss attributable to BioLife of $1.4 million, or $0.11 per share, in the second quarter of 2016. For the six months ended June 30, 2017, the net loss attributable to BioLife was $1.6 million, or $0.13 per share, compared to a net loss attributable to BioLife of $2.6 million, or $0.21 per share, for the same period last year.

•	Adjusted EBITDA for the second quarter of 2017 was positive $59,000, compared to negative $969,000 in the second quarter of 2016. For the six months ended June 30, 2017, adjusted EBITDA was positive $15,000 compared to negative $2.0 million for the same period last year.

•	On June 30, 2017, the outstanding $4.25 million in principal and accrued interest due to our largest shareholder, WAVI Holdings AG (“WAVI”), was converted into shares of non- convertible, redeemable Series A Preferred stock.

Roderick de Greef, Chief Financial Officer, remarked, “The positive trends in our financial and operating results continued across the board in the second quarter of 2017. The modification of our debt into shares of our Series A Preferred stock bolstered our shareholder’s equity, and provides us with additional financial flexibility going forward. It is also noteworthy that we reached positive adjusted EBITDA in this quarter, which is earlier than we had originally anticipated.”

2017 Guidance

Management reaffirms the full-year revenue guidance for biopreservation media products, which is expected to grow between 20 - 25% over 2016, with revenue for 2017 in excess of $10 million.

Based on the financial results for the six months ended June 30th, 2017, management has revised the balance of our full-year 2017 guidance as follows:

•	Gross Margin for 2017 is now expected to be between 58% to 62%, which is up from the previously provided range of 55% to 60%.

•	Annual operating expenses are expected to be between $8 to $8.5 million, which is down from the previous range of $8 to $9 million.

•	Positive adjusted EBITDA is now expected for the full-year of 2017.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the live webcast, please go to the BioLife Solutions website at www.biolifesolutions.com, and click on the “Investors” tab, and scroll down to select the “Events” icon where you will be directed to the live webcast. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 65255951. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.

For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, commercial manufacturing of our customers’ products, and projected financial results, cash flow and liquidity, including the potential for reaching positive adjusted EBITDA for the full-year of 2017. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

Adjusted EBITDA Definition:

“Adjusted EBITDA” is a non-GAAP measure defined by BioLife as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense and the loss/(gain) on equity method investments.

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Media & Investor Relations

Roderick de Greef

Chief Financial Officer

(425) 686-6002

rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue	$2,558	$1,990	$4,924	$3,842
Cost of product sales	957	873	1,885	1,644
Gross profit	1,601	1,117	3,039	2,198
Gross margin %	63%	56%	62%	57%
Operating expenses
Research and development	319	599	605	1,103
Sales and marketing	546	849	1,059	1,583
General and administrative	1,077	1,263	2,180	2,598
Total operating expenses	1,942	2,711	3,844	5,284

Operating loss	(341)	(1,594)	(805)	(3,086)

Total other income (expenses)	(427)	(126)	(834)	(124)

Net loss	(768)	(1,720)	(1,639)	(3,210)
Net loss attributable to non-controlling interest	––	364	––	627
Net loss attributable to BioLife Solutions, Inc.	$(768)	$(1,356)	$(1,639)	$(2,583)
Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.06)	$(0.11)	$(0.13)	$(0.21)
Basic and diluted weighted average common shares used to calculate net loss per common share	13,101	12,568	13,033	12,513

Non-GAAP Reconciliation:

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net loss attributable to BioLife Solutions, Inc.	$(768)	$(1,356)	$(1,639)	$(2,583)
Interest expense/(income), net	105	8	188	6
Depreciation expense	87	92	177	184
Amortization of debt discount	62	31	156	31
EBITDA	(514)	(1,225)	(1,118)	(2,362)
Share-based compensation (non-cash)	313	256	644	403
Loss from equity-method investment in SAVSU (non-cash)	260	––	489	––
Adjusted EBITDA	$59	$(969)	$15	$(1,959)

BIoLife Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheet Information
(In thousands)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$2,315	$1,406
Accounts receivable	1,173	1,194
Inventories	1,769	1,758
Total current assets	5,679	4,628
Total assets	8,482	7,927

Total current liabilities	1,045	1,133
Total liabilities	1,661	4,761
Total Shareholders’ equity	6,821	3,166

BIoLife Solutions, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows Information
(In thousands)

	Six Months Ended
	June 30, 2017	June 30, 2016
Cash provided/(used) by operating activities	$(272)	$(2,775)
Cash provided/(used) by investing activities	(78)	855
Cash provided/(used) by financing activities	1,259	1,065
Net increase (decrease) in cash and equivalents	$909	$(855)